EXHIBIT 10-60

EXECUTION COPY

$300,000,000

TERM LOAN AGREEMENT

dated as of April 1, 2005

among

EXELON CORPORATION,

THE LENDERS NAMED HEREIN

and

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,

as Administrative Agent

Schedule 2.01	Lenders and Commitments

Exhibit A	Form of Note

Exhibit B	Notice of Drawdown

Exhibit C	Assignment and Acceptance

Exhibit D	Form of Opinion of Counsel for the Borrower

Exhibit E	Form of Annual and Quarterly Compliance Certificate

TERM LOAN AGREEMENT

dated as of April 1, 2005

Exelon Corporation, a Pennsylvania corporation (the “Borrower”), the financial institutions listed on the signature pages hereof and Dresdner Bank AG, New York and Cayman Islands Branches (“DBAG”), as Administrative Agent, hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below (each such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Adjusted Funds From Operations” means, for any period, Net Cash Flows From Operating Activities for such period minus Transitional Funding Instrument Revenue for such period plus Net Interest Expense for such period minus, in the case of the Borrower, the portion (but, not less than zero) of the Borrower’s Net Cash Flows From Operating Activities for such period attributable to the Energy Holdings Entities.

“Administrative Agent” means DBAG in its capacity as administrative agent for the Lenders pursuant to Article VII, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article VII.

“Administrative Questionnaire” means an administrative questionnaire, substantially in the form supplied by the Administrative Agent, completed by a Lender and furnished to the Administrative Agent in connection with this Agreement.

“Advance” means a Base Rate Advance or a Eurodollar Rate Advance, each of which is a “Type” of Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C.

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“Base Rate” means, for any period, a fluctuating interest rate per annum which rate per annum shall at all times be equal to the higher of:

(a) the Prime Rate; and

(b) the sum of 0.5% per annum plus the Federal Funds Rate in effect from time to time.

“Base Rate Advance” means a tranche of a Loan that bears interest as provided in Section 2.06(a).

“Borrowing” means a group of Advances of all Lenders of the same Type and, if such Borrowing consists of Eurodollar Rate Advances, having the same Interest Period.

“Business Day” means a day on which banks are not required or authorized to close in Philadelphia, Pennsylvania, Chicago, Illinois or New York, New York, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Closing Date” shall mean the date of the initial drawdown hereunder.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, in each case as amended, reformed or otherwise modified from time to time.

“ComEd” means Commonwealth Edison Company, an Illinois corporation.

“ComEd Mortgage” means the Mortgage, dated July 1, 1923, as amended and supplemented by supplemental indentures, including the Supplemental Indenture, dated August 1, 1944, from ComEd to Harris Trust and Savings Bank and D.G. Donovan, as trustees; provided that no effect shall be given to any amendment, supplement or refinancing after the date of this Agreement that would broaden the definition of “permitted liens” as defined in the ComEd Mortgage as constituted on the date of this Agreement.

“Commitment” - see Section 2.01.

“Commitment Termination Date” means the earliest of (i) September 16, 2005, (ii) the date of the third drawdown hereunder or (iii) the date of termination in whole of the Commitments pursuant to Section 2.04 or Section 6.01.

“Commodity Trading Obligations” mean, with respect to any Person, the obligations of such Person under (i) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, commodity forward contract or derivative transaction and any put, call or other agreement, arrangement or transaction, including natural gas, power and emissions forward contracts, or any combination of any such arrangements, agreements and/or transactions, employed in the ordinary course of such Person’s business, including any such Person’s energy marketing, trading and asset optimization business, or (ii) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge

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agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by such Person pursuant to asset optimization and risk management policies and procedures adopted in good faith by the Board of Directors (or similar governing body) of such Person. The term “commodities” shall include electric energy and/or capacity, coal, petroleum, natural gas, emissions allowances, weather derivatives and related products and by-products and ancillary services.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“DBAG” – see the Preamble.

“Debt” means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) obligations as lessee under leases that shall have been or are required to be, in accordance with GAAP, recorded as capital leases, (v) obligations (contingent or otherwise) under reimbursement or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of documentary letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business) and (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof; (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States; (iii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (iv) the central bank of any country that is a member of the OECD; (v) any Lender; or (vi) any Affiliate of a Lender; provided that, unless otherwise agreed by the Borrower and the Administrative Agent in their sole discretion, (A) any Person described in clause (i), (ii) or (iii) above shall also (x) have outstanding unsecured long-term debt that is rated BBB- or better by S&P and Baa3 or better by Moody’s (or an equivalent rating by another nationally recognized credit rating agency of similar standing if either such corporation is no longer in the business of

Term Loan Agreement

rating unsecured indebtedness of entities engaged in such businesses) and (y) have combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $100,000,000 (or its equivalent in foreign currency), and (B) any Person described in clause (ii), (iii), (iv) or (vi) above shall, on the date on which it is to become a Lender hereunder, be entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes (as contemplated by Section 2.14(e)).

“Eligible Successor” means a Person which (i) is a corporation, limited liability company or business trust duly incorporated or organized, validly existing and in good standing under the laws of one of the states of the United States or the District of Columbia, (ii) as a result of a contemplated acquisition, consolidation or merger, will succeed to all or substantially all of the consolidated business and assets of the Borrower and its Subsidiaries, (iii) upon giving effect to such contemplated acquisition, consolidation or merger, will have all or substantially all of its consolidated business and assets conducted and located in the United States and (iv) is acceptable to the Majority Lenders as a credit matter.

“Energy Holdings” means PSEG Energy Holdings L.L.C., a New Jersey limited liability company.

“Energy Holdings Debt” means Debt of any Energy Holdings Entity for which neither the Borrower nor any of its Subsidiaries (other than another Energy Holdings Entity) has any liability, contingent or otherwise.

“Energy Holdings Entity” means Energy Holdings and each of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for each Interest Period for each Eurodollar Rate Advance made as part of a Borrowing, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars having a maturity equal to such Interest Period, as reported by any generally recognized financial information service as of 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period; provided that if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the Eurodollar Rate for such Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which DBAG or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of DBAG’s relevant Eurodollar Rate Advance and having a maturity equal to such Interest Period.

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“Eurodollar Rate Advance” means a tranche of a Loan that bears interest as provided in Section 2.06(b).

“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” - see Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and modified from time to time.

“Exposure” means, with respect to any Lender as of any date of determination, the sum of (i) such Lender’s Commitment as of such date plus (ii) the outstanding principal amount of the Advances of such Lender as of such date.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Five-Year Amendment” – see Section 8.01(b)(i).

“Five-Year Credit Agreement” means the Five-Year Credit Agreement, dated as of July 16, 2004, among the Borrower and certain of its affiliates, as borrowers, the lenders named therein, and Bank One NA, as administrative agent, as amended, supplemented or refinanced from time to time.

“GAAP” - see Section 1.03.

“Genco” means Exelon Generation Company, LLC, a Pennsylvania limited liability company.

“Granting Lender” - see Section 8.07(h).

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“Hedging Obligations” mean, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of Adjusted Funds From Operations for such period to Net Interest Expense for such period.

“Interest Expense” means, for any period, “interest expense” as shown on a consolidated statement of income of the Borrower for such period prepared in accordance with GAAP.

“Interest Expense to Affiliates” means, for any period, “Interest Expense to Affiliates” as shown on a consolidated statement of income of the Borrower for such period.

“Interest Period” means, for each Eurodollar Rate Advance, the period commencing on the date such Eurodollar Rate Advance is made or is converted from a Base Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be 1, 2 or 3 months, as the Borrower may select in accordance with Section 2.02 or 2.09; provided that:

(i) the Borrower may not select any Interest Period that ends after the scheduled Maturity Date;

(ii) Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) if there is no day in the appropriate calendar month at the end of such Interest Period numerically corresponding to the first day of such Interest Period, then such Interest Period shall end on the last Business Day of such appropriate calendar month.

“Lenders” means the financial institutions listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

“Lien” means any lien (statutory or other), mortgage, pledge, security interest or other charge or encumbrance, or any other type of preferential arrangement (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

Term Loan Agreement

“Loan” - see Section 2.01.

“Majority Lenders” means Lenders having Pro Rata Shares of more than 50% (provided that, for purposes of this definition, neither the Borrower nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders having such amount of the Pro Rata Shares or (ii) determining the amount of the Commitments and/or the Loans which constitute 100% of the Pro Rata Shares).

“Material Adverse Change” and “Material Adverse Effect” each means, relative to any occurrence, fact or circumstances of whatsoever nature (including any determination in any litigation, arbitration or governmental investigation or proceeding) with respect to the Borrower, (i) any materially adverse change in, or materially adverse effect on, the financial condition, operations, assets or business of the Borrower and its consolidated Subsidiaries (other than Energy Holdings and its Subsidiaries), taken as a whole (except that changes or effects relating to the Borrower’s investment in Energy Holdings and its Subsidiaries shall not be considered in determining whether a Material Adverse Change or Material Adverse Effect has occurred), or (ii) any materially adverse effect on the validity or enforceability against the Borrower of this Agreement or any applicable Note.

“Material Subsidiary” means each of ComEd, PECO, Genco and, on and after the PSEG Merger Date, PSE&G, and any holding company for any of the foregoing.

“Maturity Date” means August 1, 2006 (or such earlier date on which the Loans become due and payable in full).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any other member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Cash Flows From Operating Activities” means, for any period, “Net Cash Flows provided by Operating Activities” as shown on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, excluding any “working capital changes” (as shown on such statement of cash flows) taken into account in determining such Net Cash Flows provided by Operating Activities.

“Net Interest Expense” means, for any period, the total of (a) Interest Expense for such period minus (b) Interest Expense to Affiliates for such period to the extent such Interest Expense to Affiliates (i) is included in Interest Expense and (ii) relates to (x) interest payments on Transitional Funding Instruments, (y) subordinated debt obligations of ComEd or PECO issued in connection with trust preferred securities or (z) debt obligations that are subordinated to the obligations of the Borrower under this Agreement minus (c) interest on Energy Holdings Debt for such period.

“Nonrecourse Indebtedness” means any Debt that finances the acquisition, development, ownership or operation of an asset in respect of which the Person to which such Debt is owed has no recourse whatsoever to the Borrower or any of its Affiliates other than:

(i) recourse to the named obligor with respect to such Debt (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset;

Term Loan Agreement

(ii) recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Debt in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Debt, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and

(iii) recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.

“Note” means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender to the Borrower.

“Notice of Drawdown” - see Section 2.02(a).

“OECD” means the Organization for Economic Cooperation and Development.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“PECO” means PECO Energy Company, a Pennsylvania corporation.

“PECO Mortgage” means the First and Refunding Mortgage, dated as of May 1, 1923, between The Counties Gas & Electric Company (to which PECO is successor) and Fidelity Trust Company, Trustee (to which Wachovia Bank, National Association is successor), as amended, supplemented or refinanced from time to time, provided that no effect shall be given to any amendment, supplement or refinancing after the date of this Agreement that would broaden the definition of “excepted encumbrances” as defined in the PECO Mortgage as constituted on the date of this Agreement.

“Permitted Obligations” means, with respect to Genco or any of its Subsidiaries, (i) Hedging Obligations arising in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Obligations being hedged thereby and (ii) Commodity Trading Obligations.

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“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any other member of the Controlled Group may have any liability.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced by DBAG (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Principal Subsidiary” means (i) each Utility Subsidiary (other than Commonwealth Edison Company of Indiana, Inc., so long as it does not qualify as a Principal Subsidiary under the following clause (ii)) and (ii) each other Subsidiary of the Borrower (x) the consolidated assets of which, as of the date of any determination thereof, constitute at least 10% of the consolidated assets of the Borrower or (y) the consolidated earnings before taxes of which constitute at least 10% of the consolidated earnings before taxes of the Borrower for the most recently completed fiscal year; provided that, on or after the PSEG Merger Date, no Energy Holdings Entity shall be considered a Principal Subsidiary of Exelon.

“Pro Rata Share” means, for any Lender, the percentage which (i) the sum of such Lender’s Commitment and the outstanding principal amount of such Lender’s Loan is of (ii) the sum of all Commitments of all Lenders plus the outstanding principal amount of all Loans.

“PSE&G” means Public Service Electric and Gas Company, a New Jersey corporation.

“PSEG” means Public Service Enterprise Group Incorporated, a New Jersey corporation.

“PSEG Merger” means the merger of PSEG into Exelon substantially as contemplated by the Agreement and Plan of Merger dated as of December 20, 2004 between PSEG and Exelon.

“PSEG Merger Date” means the date that the PSEG Merger is consummated.

“PSE&G Mortgage” means the Mortgage Indenture dated August 1, 1924, between PSE&G and Wachovia Bank, National Association (formerly Fidelity Union Trust Company), as trustee, as amended, supplemented or refinanced from time to time, provided that no effect shall be given to any amendment, supplement or refinancing after the date of this Agreement that would broaden the scope of Liens permitted under the PSE&G Mortgage as constituted on the date of this Agreement.

“Register” - see Section 8.07(c).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and regulations issued under such section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

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“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Single Employer Plan” means a Plan maintained by the Borrower or any other member of the Controlled Group for employees of the Borrower or any other member of the Controlled Group.

“SPC” - see Section 8.07(h).

“Special Purpose Subsidiary” means a direct or indirect wholly owned corporate Subsidiary of ComEd or PECO or, on and after the PSEG Merger Date, PSE&G, substantially all of the assets of which are “intangible transition property” (as defined in Section 18-102 of the Illinois Public Utilities Law, as amended, or in 66 Pa. Cons. Stat. Ann. ss.2812(g), as amended, or any successor provision of similar import), or “bondable transition property” (as defined in N.J.S.A. 48:3-51, as amended, or any successor provision of similar import) and proceeds thereof, formed solely for the purpose of holding such assets and issuing such Transitional Funding Instruments, and which complies with the requirements customarily imposed on bankruptcy-remote corporations in receivables securitizations.

“Subsidiary” means, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether or not at the time capital stock, or comparable interests, of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person (whether directly or through one or more other Subsidiaries). Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Taxes” - see Section 2.14.

“Transitional Funding Instrument” means any instruments, pass-through certificates, notes, debentures, certificates of participation, bonds, certificates of beneficial interest or other evidences of indebtedness or instruments evidencing a beneficial interest which (i) in the case of ComEd (A) are issued pursuant to a “transitional funding order” (as such term is defined in Section 18-102 of the Illinois Public Utilities Act, as amended) issued by the Illinois Commerce Commission at the request of an electric utility and (B) are secured by or otherwise payable from non-bypassable cent per kilowatt hour charges authorized pursuant to such order to be applied and invoiced to customers of such utility, (ii) in the case of PECO, are “transition bonds” (as defined in 66 Pa. Cons. Stat. Ann. ss.2812(g) (as amended), or any successor provision of similar import), representing a securitization of “intangible transition property” (as defined in the foregoing statute), (iii) on and after the PSEG Merger Date, in the case of PSE&G are “transition bonds” (as defined in N.J.S.A. 48:3-51, as amended), representing a securitization of “bondable transition property” (as defined in the foregoing statute) and (iv) in the case of any of ComEd, PECO or, after the PSEG Merger Date, PSE&G, (A) are issued pursuant to a financing order of a

Term Loan Agreement

public utilities commission at the request of an electric utility pursuant to state legislation which is enacted to facilitate the recovery of certain specified costs by electric utilities through non-bypassable cent per kilowatt hour charges and/or demand charges authorized pursuant to such order to be applied and invoiced to customers of such utility and (B) are secured by or otherwise payable solely from such non-bypassable charges.

“Transitional Funding Instrument Revenue” means, for any period, the portion of the Borrower’s (or its Subsidiaries’) consolidated revenue for such period attributable to charges invoiced to customers in respect of Transitional Funding Instruments.

“Type” - see the definition of “Advance”.

“Unfunded Liabilities” means, (i) in the case of any Single Employer Plan, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent evaluation date for such Plan, and (ii) in the case of any Multiemployer Plan, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from such Multiemployer Plan.

“Unmatured Event of Default” means any event which (if it continues uncured) will, with lapse of time or notice or both, become an Event of Default.

“Utility Subsidiary” means ComEd, PECO and each other Subsidiary of the Borrower that is engaged principally in the transmission, or distribution of electricity or gas and is subject to rate regulation as a public utility by federal or state regulatory authorities; provided that, on or after the PSEG Merger Date, no Energy Holdings Entity shall be considered a Utility Subsidiary of the Borrower.

SECTION 1.02. Other Interpretive Provisions. In this Agreement, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (b) unless otherwise indicated, any reference to an Article, Section, Exhibit or Schedule means an Article or Section hereof or an Exhibit or Schedule hereto; and (c) the term “including” means “including without limitation”.

SECTION 1.03. Accounting Principles. (a) As used in this Agreement, “GAAP” shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing the Borrower’s audited consolidated financial statements as of December 31, 2004 and for the fiscal year then ended, as such principles may be revised as a result of changes in GAAP implemented by the Borrower subsequent to such date. In this Agreement, except to the extent, if any, otherwise provided herein, all accounting and financial terms shall have the meanings ascribed to such terms by GAAP, and all computations and determinations as to accounting and financial matters shall be made in accordance with GAAP. In the event that the financial statements generally prepared by the Borrower apply accounting principles other than GAAP (including as a result of any event described in Section 1.03(b)), the compliance certificate delivered pursuant to Section 5.01(b)(iv) accompanying such financial statements shall include information in reasonable detail reconciling such financial statements to GAAP to the extent relevant to the calculations set forth in such compliance certificate.

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(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan (each a “Loan”) to the Borrower in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereof or, if such Lender has entered into any Assignment and Acceptance, set forth in such Assignment and Acceptance, as such amount may be reduced pursuant to Section 2.04 (such Lender’s “Commitment”). The Borrower may borrow the Loans in up to three drawdowns on any Business Day during the period from the date hereof until the Commitment Termination Date. Each drawdown shall be in an integral multiple of $5,000,000. The Loan of each Lender may be divided into tranches which may be Base Rate Advances or Eurodollar Rate Advances; provided that each Lender’s Advances shall be maintained so that at all times such Lender has a Pro Rata Share of each Borrowing. Each Borrowing comprised of Base Rate Advances shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000, and each Borrowing comprised of Eurodollar Rate Advances shall be in the amount of $10,000,000 or a higher integral multiple of $1,000,000.

SECTION 2.02. The Drawdowns. (a) Each drawdown shall be made on notice, given not later than 11:00 A.M. (New York time) on the third Business Day prior to the date of the proposed drawdown if such drawdown is to include Eurodollar Rate Advances, and on the date of the proposed drawdown if such drawdown is solely comprised of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of drawdown (a “Notice of Drawdown”) shall be sent by facsimile, confirmed immediately in writing, in substantially the form of Exhibit B, specifying therein the requested (i) date of such drawdown, (ii) Type of Advances to be made in connection with such drawdown, (iii) aggregate amount of such drawdown and (iv) in the case of a drawdown which includes one or more Borrowings of Eurodollar Rate Advances, the initial Interest Period for each such Borrowing. Each Lender shall, before 1:00 P.M. (New York time) on the date of such drawdown, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s Pro Rata Share of such drawdown. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

Term Loan Agreement

(b) Each Notice of Drawdown shall be irrevocable and binding on the Borrower. If a Notice of Drawdown specifies that the related drawdown is to include Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Drawdown the applicable conditions set forth in Article III, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund any Eurodollar Rate Advance to be made by such Lender as part of such drawdown when such Eurodollar Rate Advance, as a result of such failure, is not made on such date.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of a drawdown that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such drawdown, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such drawdown in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate (or the average of the rates) applicable at the time to Advances made in connection with such drawdown and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such drawdown for purposes of this Agreement.

(d) The failure of any Lender to fund any portion of the Loan to be made by it on the date of a drawdown shall not relieve any other Lender of its obligation, if any, hereunder to fund the relevant portion of its Loan on the date of such drawdown or any subsequent drawdown, but no Lender shall be responsible for the failure of any other Lender to fund any portion of the Loan to be made by such other Lender on the date of a drawdown.

(e) Notwithstanding anything to the contrary contained herein, no more than six Borrowings comprised of Eurodollar Rate Advances may be outstanding at any time.

SECTION 2.03. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the daily Exposure of such Lender on and after December 1, 2005, payable in arrears on the last day of each calendar quarter and on the Maturity Date, at a percentage rate per annum equal to 0.40%.

(b) The Borrower agrees to pay to the Administrative Agent, for its account, such additional fees, in such amounts and payable on such dates as may be agreed to in writing from time to time between the Borrower and the Administrative Agent.

Term Loan Agreement

SECTION 2.04. Reduction of the Commitments. The Borrower shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the undrawn portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple thereof. In addition, (i) on the date of each of the first and second drawdown of the Loans, the Commitment of each Lender shall be reduced by the principal amount of the Advances of such Lender on such date and (ii) upon the making of the third drawdown, the Commitments shall be reduced to zero.

SECTION 2.05. Repayment of Loans. The Borrower shall repay the principal amount of each Loan on or before the Maturity Date.

SECTION 2.06. Interest on Advances. The Borrower shall pay interest on the unpaid principal amount of each Advance of each Lender, at the following rates per annum:

(a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable on the last day of each calendar quarter and on the date such Base Rate Advance is converted to a Eurodollar Rate Advance or paid in full.

(b) Eurodollar Rate Advances. Subject to Section 2.07, if such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period, payable on the last day of each Interest Period for such Eurodollar Rate Advance or, if earlier, on the date such Eurodollar Rate Advance is converted to a Base Rate Loan or paid in full.

SECTION 2.07. Additional Interest on Advances. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, for each Interest Period for such Eurodollar Rate Advance, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance; provided that no Lender shall be entitled to demand such additional interest more than 90 days following the last day of the Interest Period in respect of which such demand is made; and provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application of the reserve requirements described above if such demand is made within 90 days after the implementation of such retroactive reserve requirements. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.

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SECTION 2.08. Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a) or (b).

(b) If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

(i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor (unless prepaid or converted to a Base Rate Advance prior to such day), convert into a Base Rate Advance, and

(ii) the obligation of the Lenders to make, or to convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Conversion of Advances. (a) Voluntary. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York time) on the third Business Day prior to the date of any proposed conversion into Eurodollar Rate Advances, and on the date of any proposed conversion into Base Rate Advances, and subject to the provisions of Sections 2.08 and 2.12, convert all Advances of one Type made in connection with the same Borrowing into Advances of the other Type or Eurodollar Rate Advances having a new Interest Period; provided that any conversion of Eurodollar Rate Advances into Base Rate Advances or Eurodollar Rate Advances having a new Interest Period shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such conversion. Each such notice of a conversion shall, within the restrictions specified above, specify (i) the date of such conversion, (ii) the Advances to be converted, and (iii) if such conversion is into, or with respect to, Eurodollar Rate Advances, the duration of the Interest Period for such Advances.

(b) Automatic. If the Borrower shall fail to select the Type of any Advance or the duration of any Interest Period for any Borrowing of Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.09(a), the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, convert into Base Rate Advances.

SECTION 2.10. Prepayments. (a) The Borrower may, upon notice to the Administrative Agent at least three Business Days’ prior to any prepayment of Eurodollar Rate Advances, or one Business Day prior to any prepayment of Base Rate Advances, in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such

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prepayment on the principal amount prepaid; provided that (i) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or a higher integral multiple of $1,000,000 in the case of any prepayment of Eurodollar Rate Advances and $5,000,000 or a higher integral multiple of $1,000,000 in the case of any prepayment of Base Rate Advances, and (ii) in the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders pursuant to Section 8.04(b) on the date of such prepayment.

(b) [Reserved.]

(c) The Borrower shall have no right to reborrow any portion of a Loan which has been prepaid.

SECTION 2.11. Increased Costs. (a) If on or after the date of this Agreement, any Lender determines that (i) the introduction of or any change (other than, in the case of Eurodollar Rate Advances, any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) shall increase the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any amount payable pursuant to Section 2.14) sufficient to compensate such Lender for such increased cost; provided that no Lender shall be entitled to demand such compensation more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described in clause (i) or (ii) above if such demand is made within 90 days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that, after the date of this Agreement, compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) regarding capital adequacy requirements affects or would affect the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitment or the Loan made by such Lender, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such controlling Person, as applicable, in the light of such circumstances, to the extent that such Lender determines such increase in capital to be allocable to the existence of such Lender’s Commitment or the Loan made by such Lender; provided that no Lender shall be entitled to demand such compensation more than one year following the later of the payment to or for the account of such Lender of all other amounts payable hereunder and under any Note

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held by such Lender and the termination of such Lender’s Commitment; provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within one year after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding, for all purposes, absent manifest error.

(c) Any Lender claiming compensation pursuant to this Section 2.11 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such compensation that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of such Lender to make, or to convert Advances into, Eurodollar Rate Advances shall be suspended (subject to the following paragraph of this Section 2.12) until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) all Eurodollar Rate Advances of such Lender then outstanding shall, on the last day of the then applicable Interest Period (or such earlier date as such Lender shall designate upon not less than five Business Days’ prior written notice to the Administrative Agent), be automatically converted into Base Rate Advances.

If the obligation of any Lender to make or maintain Eurodollar Rate Advances has been suspended pursuant to the preceding paragraph, then, unless and until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, (i) all Advances that would otherwise be made or maintained by such Lender as Eurodollar Rate Advances shall instead be made or maintained as Base Rate Advances and (ii) to the extent that Eurodollar Rate Advances of such Lender have been converted into Base Rate Advances pursuant to the preceding paragraph or made instead as Base Rate Advances pursuant to the preceding clause (i), all payments and prepayments of principal that would have otherwise been applied to such Eurodollar Rate Advances of such Lender shall be applied instead to such Base Rate Advances of such Lender.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder and under any Note not later than 11:00 A.M. (New York time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds without setoff, counterclaim or other deduction. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.07, 2.11, 2.12 (with respect to interest on a Base Rate Advance which, absent an event described in such Section, would otherwise be a Eurodollar Rate Advance), 2.14 or 8.04(b)) to

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the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of commitment fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.07 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.07, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of any interest or commitment fee, as the case may be; provided that if such extension would cause payment of interest on or principal of a Eurodollar Rate Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Notwithstanding anything to the contrary contained herein, any amount payable by the Borrower hereunder that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the Base Rate plus 2%, payable upon demand.

Term Loan Agreement

SECTION 2.14. Taxes. (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies to the extent arising from the execution, delivery or registration of this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c) No Lender may claim or demand payment or reimbursement in respect of any Taxes or Other Taxes pursuant to this Section 2.14 if such Taxes or Other Taxes, as the case may be, were imposed solely as the result of a voluntary change in the location of the jurisdiction of such Lender’s Applicable Lending Office.

(d) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(e) Prior to the date of the first drawdown in the case of each Lender listed on the signature pages hereof, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter within 30 days from the date of request if requested by the Borrower or the Administrative Agent, each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Borrower with the forms prescribed by the Internal Revenue

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Service of the United States certifying that such Lender is exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under any Note. If for any reason during the term of this Agreement, any Lender becomes unable to submit the forms referred to above or the information or representations contained therein are no longer accurate in any material respect, such Lender shall notify the Administrative Agent and the Borrower in writing to that effect. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States and no Lender may claim or demand payment or reimbursement for such withheld taxes pursuant to this Section 2.14.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(g) If the Borrower makes any additional payment to any Lender pursuant to this Section 2.14 in respect of any Taxes or Other Taxes, and such Lender determines that it has received (i) a refund of such Taxes or Other Taxes or (ii) a credit against or relief or remission for, or a reduction in the amount of, any tax or other governmental charge attributable solely to any deduction or credit for any Taxes or Other Taxes with respect to which it has received payments under this Section 2.14, such Lender shall, to the extent that it can do so without prejudice to the retention of such refund, credit, relief, remission or reduction, pay to the Borrower such amount as such Lender shall have determined to be attributable to the deduction or withholding of such Taxes or Other Taxes. If, within one year after the payment of any such amount to the Borrower, such Lender determines that it was not entitled to such refund, credit, relief, remission or reduction to the full extent of any payment made pursuant to the first sentence of this Section 2.14(g), the Borrower shall upon notice and demand of such Lender promptly repay the amount of such overpayment. Any determination made by such Lender pursuant to this Section 2.14(g) shall in the absence of bad faith or manifest error be conclusive, and nothing in this Section 2.14(g) shall be construed as requiring any Lender to conduct its business or to arrange or alter in any respect its tax or financial affairs (except as required by Section 2.14(f)) so that it is entitled to receive such a refund, credit or reduction or as allowing any Person to inspect any records, including tax returns, of any Lender.

(h) Without prejudice to the survival of any other agreement of the Borrower or any Lender hereunder, the agreements and obligations of the Borrower and the Lenders contained in this Section 2.14 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement; provided that no Lender shall be entitled to demand any payment under this Section 2.14 more than one year following the payment to or for the account of such Lender of all other amounts payable hereunder and under any Note held by such Lender and the termination of such Lender’s Commitment; and provided, further, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive any payment under this

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Section 2.14 to the extent that such payment relates to the retroactive application of any Taxes or Other Taxes if such demand is made within one year after the implementation of such Taxes or Other Taxes.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Loan (other than pursuant to Section 2.02(c), 2.07, 2.11, 2.12 (with respect to interest on a Base Rate Advance which, absent an event described in such Section, would otherwise be a Eurodollar Rate Advance), 2.14 or 8.04(b)) in excess of its ratable share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to First Drawdown. The obligation of each Lender to make the relevant portion of its Loan available in connection with the first drawdown is, in addition to the conditions precedent set forth in Section 3.02, subject to the satisfaction, prior to or concurrently with the making of such drawdown, of each of the following conditions precedent:

(a) Documents and Other Agreements. The Administrative Agent shall have received on or before the day of the first drawdown the following, each dated the same date (or such other date as is satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent and (except for the Notes) with one copy for each Lender:

(i) A Note in favor of each Lender that has requested a Note to evidence its Advances;

(ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving the transactions contemplated by this Agreement and the Notes, and of all documents evidencing other necessary corporate action with respect to this Agreement and the Notes;

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(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the Articles of Incorporation and the By-laws of the Borrower, in each case as in effect on such date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals required for the due execution, delivery and performance of this Agreement and the Notes;

(iv) A certificate signed by either the chief financial officer, principal accounting officer or treasurer of the Borrower stating that (A) the representations and warranties contained in Section 4.01 are correct on and as of the date of such certificate as though made on and as of such date and (B) no Event of Default or Unmatured Event of Default has occurred and is continuing on the date of such certificate; and

(v) A favorable opinion of Ballard Spahr Andrews & Ingersoll LLP, counsel for the Borrower, substantially in the form of Exhibit D.

SECTION 3.02. Conditions Precedent to Each Drawdown. The obligation of each Lender to make the relevant portion of its Loan available in connection with each drawdown is subject to the further conditions precedent that on the date of such drawdown the following statements shall be true, and each of the giving of the applicable Notice of Drawdown and the acceptance by the Borrower of the proceeds of such drawdown shall constitute a representation and warranty by the Borrower that on the date of such drawdown such statements are true:

(a) The representations and warranties contained in Section 4.01 are correct on and as of the date of such drawdown, before and after giving effect to such drawdown and to the application of the proceeds therefrom, as though made on and as of such date; and

(b) No event has occurred and is continuing, or would result from such drawdown or from the application of the proceeds therefrom, that constitutes an Event of Default or Unmatured Event of Default (it being understood for clarification that without limiting the foregoing, it is a condition of this clause (B) that the Borrower shall be in compliance with Section 5.01(a)(iv), Section 5.02(a) and Section 5.02(c) upon giving effect to such drawdown).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

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(b) The execution, delivery and performance by the Borrower of this Agreement and any Note are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Borrower’s Articles of Incorporation or By-laws, (ii) applicable law or (iii) any contractual or legal restriction binding on or affecting the Borrower or its properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or any Note, except an appropriate order or orders of (i) the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, if applicable and (ii) the Federal Energy Regulatory Commission, if applicable.

(d) This Agreement is, and each applicable Note when delivered hereunder will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(e) (i) The consolidated balance sheet of the Borrower and its Subsidiaries at December 31, 2004 and the related consolidated statements of income, retained earnings and cash flows of the Borrower for the fiscal year then ended, certified by Pricewaterhouse Coopers LLP, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP; and (ii) since December 31, 2004 there has been no Material Adverse Change.

(f) Except as disclosed in the Borrower’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission and delivered to the Lenders prior to the date of execution and delivery of this Agreement, there is no pending or threatened action, investigation or proceeding affecting the Borrower or any Subsidiary before any court, governmental agency or arbitrator that may reasonably be anticipated to have a Material Adverse Effect. There is no pending or threatened action or proceeding against the Borrower or its Subsidiaries that purports to affect the legality, validity, binding effect or enforceability of this Agreement or any Note.

(g) No proceeds of any Loan have been or will be used directly or indirectly in connection with the acquisition of in excess of 5% of any class of equity securities that is registered pursuant to Section 12 of the Exchange Act or any transaction subject to the requirements of Section 13 or 14 of the Exchange Act.

(h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to

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others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the value of the assets of the Borrower and its Subsidiaries is represented by margin stock.

(i) The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) During the twelve consecutive month period prior to the date of the execution and delivery of this Agreement and prior to the date of any drawdown under this Agreement, no steps have been taken to terminate any Plan, and there is no “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Plan (including any Multiemployer Plan) which might result in the incurrence by the Borrower or any other member of the Controlled Group of any material liability (other than to make contributions, pay annual PBGC premiums or pay out benefits in the ordinary course of business), fine or penalty.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. The Borrower agrees that so long as any amount payable by the Borrower hereunder remains unpaid or the Commitments have not been irrevocably terminated, the Borrower will, and, in the case of Section 5.01(a), will cause each Principal Subsidiary to, unless the Majority Lenders shall otherwise consent in writing:

(a) Keep Books; Corporate Existence; Maintenance of Properties; Compliance with Laws; Insurance; Taxes.

(i) keep proper books of record and account, all in accordance with generally accepted accounting principles in the United States, consistently applied;

(ii) subject to Section 5.02(b), preserve and keep in full force and effect its existence;

(iii) maintain and preserve all of its properties (except such properties the failure of which to maintain or preserve would not have, individually or in the aggregate, a Material Adverse Effect) which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted;

(iv) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders (including those of any governmental authority and including with respect to environmental matters) to the extent the failure to so comply, individually or in the aggregate, would have a Material Adverse Effect;

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(v) maintain insurance with responsible and reputable insurance companies or associations, or self-insure, as the case may be, in each case in such amounts and covering such contingencies, casualties and risks as is customarily carried by or self-insured against by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and the Principal Subsidiaries operate;

(vi) at any reasonable time and from time to time, pursuant to prior notice delivered to the Borrower, permit any Lender, or any agent or representative of any thereof, to examine and, at such Lender’s expense, make copies of, and abstracts from the records and books of account of, and visit the properties of, the Borrower or any Principal Subsidiary and to discuss the affairs, finances and accounts of the Borrower or any Principal Subsidiary with any of their respective officers; provided that any non-public information (which has been identified as such by the Borrower or the applicable Principal Subsidiary) obtained by any Lender or any of its agents or representatives pursuant to this clause (vi) shall be treated confidentially by such Person; provided, further, that such Person may disclose such information to any other party to this Agreement, its examiners, affiliates, outside auditors, counsel or other professional advisors in connection with the Agreement or if otherwise required to do so by law or regulatory process; and

(vii) use the proceeds of the Loans to repay in part certain term loan borrowings used to fund payments to the pension plans maintained by the Borrower and its Subsidiaries.

(b) Reporting Requirements. Furnish to the Lenders:

(i) as soon as possible, and in any event within five Business Days after the occurrence of any Event of Default or Unmatured Event of Default continuing on the date of such statement, a statement of an authorized officer of the Borrower setting forth details of such Event of Default or Unmatured Event of Default and the action which the Borrower proposes to take with respect thereto;

(ii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower (commencing with the quarter ending March 31, 2005), a copy of the Borrower’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission with respect to such quarter, together with a certificate of an authorized officer of the Borrower stating that no Event of Default or Unmatured Event of Default has occurred and is continuing or, if any Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto;

(iii) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission with respect to such fiscal year, together with a certificate of an authorized officer of the Borrower stating that no Event of Default

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or Unmatured Event of Default has occurred and is continuing or, if any such Event of Default or Unmatured Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto;

(iv) concurrently with the delivery of the annual and quarterly reports referred to in Sections 5.01(b)(ii) and 5.01(b)(iii), a compliance certificate in substantially the form set forth in Exhibit E, duly completed and signed by the Chief Financial Officer, Treasurer or an Assistant Treasurer of the Borrower;

(v) except as otherwise provided in clause (ii) or (iii) above, promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and copies of all Reports on Form 10-K, 10-Q or 8-K, and registration statements and prospectuses that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange (except to the extent that any such registration statement or prospectus relates solely to the issuance of securities pursuant to employee purchase, benefit or dividend reinvestment plans of the Borrower or such Subsidiary);

(vi) promptly upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Plan, or the failure to make a required contribution to any Plan if such failure is sufficient to give rise to a lien under section 302(f) of ERISA, or the taking of any action with respect to a Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Plan, or the occurrence of any event with respect to any Plan, which could result in the incurrence by the Borrower or any other member of the Controlled Group of any material liability, fine or penalty, notice thereof and a statement as to the action the Borrower proposes to take with respect thereto;

(vii) [Reserved]; and

(viii) such other information respecting the condition, operations, business or prospects, financial or otherwise, of the Borrower or any Subsidiary as any Lender, through the Administrative Agent, may from time to time reasonably request.

The Borrower may provide information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Section 5.01(b) and all other notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any communication that (i) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor or any reduction of the Commitments, (ii) provides notice of any Event of Default or Unmatured Event of Default or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement (any non-excluded communication described above, a “Communication”), electronically (including by posting such documents, or providing a link thereto, on Exelon’s Internet website). Notwithstanding the foregoing, any delivery to the Lender of any document described in this subsection (b) pursuant to any other syndicated credit facility of the Borrower to which the Lender is a party shall constitute delivery of such document hereunder.

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The Borrower further agrees that the Administrative Agent may make Communications available to the Lenders by posting such Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL THE ADMINISTRATIVE AGENT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE PLATFORM OR THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent from time to time of the e-mail address to which the foregoing notice may be sent and (ii) that such notice may be sent to such e-mail address.

SECTION 5.02. Negative Covenants. The Borrower agrees that so long as any amount payable by the Borrower hereunder remains unpaid or the Commitments have not been irrevocably terminated (except with respect to Section 5.02(a), which shall be applicable only as of the date hereof and at any time any Advance is outstanding hereunder), the Borrower will not, without the written consent of the Majority Lenders:

(a) Limitation on Liens. Create, incur, assume or suffer to exist, or permit any Material Subsidiary to create, incur, assume or suffer to exist, any Lien on its respective property, revenues or assets, whether now owned or hereafter acquired except (i) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business; (ii) Liens on the capital stock of or any other equity interest in any of its Subsidiaries (excluding the stock of

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ComEd, PECO, Genco and, on and after the PSEG Merger Date, PSE&G, and any holding company for any of the foregoing) or any such Subsidiary’s assets to secure Nonrecourse Indebtedness; (iii) Liens upon or in any property acquired in the ordinary course of business to secure the purchase price of such property or to secure any obligation incurred solely for the purpose of financing the acquisition of such property; (iv) Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition unless permitted by the preceding clause (iii)); (v) Liens on the property, revenues and/or assets of any Person that exist at the time such Person becomes a Subsidiary and the continuation of such Liens in connection with any refinancing or restructuring of the obligations secured by such Liens; (vi) Liens arising under the ComEd Mortgage and “permitted liens” as defined in the ComEd Mortgage; (vii) Liens granted under the PECO Mortgage and “excepted encumbrances” as defined in the PECO Mortgage; (viii) Liens granted in connection with any financing arrangement for the purchase of nuclear fuel or the financing of pollution control facilities, limited to the fuel or facilities so purchased or acquired; (ix) Liens arising in connection with sales or transfers of, or financing secured by, accounts receivable or related contracts; provided that any such sale, transfer or financing shall be on arms’ length terms; (x) Liens securing PECO’s notes collateralized solely by mortgage bonds of PECO issued under the terms of the PECO Mortgage; (xi) on and after the PSEG Merger Date, (A) Liens granted under the PSE&G Mortgage and Liens permitted under the PSE&G Mortgage, and (B) Liens securing PSE&G’s notes collateralized solely by mortgage bonds of PSE&G issued under the terms of the PSE&G Mortgage, (xii) on assets of PECO, ComEd and Genco arising in connection with sale and leaseback transactions entered into by such Subsidiaries or a Subsidiary thereof, but only to the extent (I) the proceeds received from such sale shall immediately be applied to retire mortgage bonds of PECO or ComEd issued under the terms of the PECO Mortgage or the ComEd Mortgage, as the case may be, or (II) the aggregate purchase price of assets sold pursuant to such sale and leaseback transactions where such proceeds are not applied as provided in clause (I) shall not exceed, in the aggregate for PECO, ComEd, Genco and their Subsidiaries, $1,000,000,000; (xiii) (on and after the PSE&G Merger Date), Liens arising in connection with sale and leaseback transactions entered into by PSE&G or a Subsidiary thereof, but only to the extent (I) the proceeds received from such sale shall immediately be applied to retire mortgage bonds of PSE&G issued under the terms of the PSE&G Mortgage, or (II) the aggregate purchase price of assets sold pursuant to such sale and leaseback transactions where such proceeds are not applied as provided in clause (I) shall not exceed, in the aggregate for PSE&G and its Subsidiaries, $50,000,000, (xiv) Liens securing Permitted Obligations; (xv) Liens granted by a Special Purpose Subsidiary to secure Transitional Funding Instruments of such Special Purpose Subsidiary; and (xvi) Liens, other than those described in clauses (i) through (xiii) of this subsection granted by the Borrower or any Material Subsidiary in the ordinary course of business securing Debt of the Borrower or such Material Subsidiary; provided that the aggregate amount of all Debt secured by Liens permitted by clause (xiv) shall not exceed $100,000,000 in the aggregate at any one time outstanding.

(b) Mergers and Consolidations; Disposition of Assets. Merge with or into or consolidate with or into, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now

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owned or hereafter acquired) to any Person or permit any Principal Subsidiary to do so, except that (i) any Principal Subsidiary may merge with or into or consolidate with or transfer assets to any other Principal Subsidiary, (ii) any Principal Subsidiary may merge with or into or consolidate with or transfer assets to the Borrower and (iii) the Borrower or any Principal Subsidiary may merge with or into or consolidate with or transfer assets to any other Person; provided that in each case, immediately before and after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred and be continuing and (A) in the case of any such merger, consolidation or transfer of assets to which the Borrower is a party, either (x) the Borrower shall be the surviving corporation or (y) the surviving corporation shall be an Eligible Successor and shall have assumed all of the obligations of the Borrower under this Agreement and the Notes pursuant to a written instrument in form and substance satisfactory to the Administrative Agent, (B) subject to clause (A) above, in the case of any such merger, consolidation or transfer of assets to which a Principal Subsidiary is a party, a Principal Subsidiary shall be the surviving entity and (C) subject to clause (A) above, in the case of any such merger, consolidation or transfer of assets to which a Material Subsidiary is a party, a Material Subsidiary shall be the surviving entity.

(c) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.65 to 1.0.

(d) Continuation of Businesses. Engage in, or permit any Subsidiary (other than any Energy Holdings Entity on or after the PSEG Merger Date) to engage in, any line of business which is material to the Borrower and its Subsidiaries taken as a whole, other than businesses engaged in by the Borrower and its Subsidiaries as of the date hereof and reasonable extensions thereof.

(e) Capital Structure. Fail at any time to own, free and clear of all Liens, at least 95% of the issued and outstanding common shares or other common ownership interests of ComEd, 100% of the issued and outstanding common shares or other common ownership interests of each of PECO and, on and after the PSEG Merger Date, PSE&G and 100% of the issued and outstanding membership interests of Genco (or, in any such case, 100% of a holding company which owns, free and clear of all Liens, at least 95% of the issued and outstanding shares of common stock of ComEd, 100% of the issued and outstanding common shares or other common ownership interests of PECO or, on and after the PSEG Merger Date, PSE&G, as applicable, or 100% of the issued and outstanding membership interests of Genco).

(f) Restrictive Agreements. Permit ComEd, Genco or PECO or, on and after the PSEG Merger Date, PSE&G, (or any holding company for any of the foregoing described in the parenthetical clause at the end of Section 5.02(e)) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such entity to declare or pay dividends to Exelon (or, if applicable, to its holding company), except for existing restrictions on (i) PECO relating to (A) the priority of payments on its subordinated debentures contained in the Indenture dated as of July 1, 1994 between PECO and Wachovia Bank, National Association (f/k/a First Union National Bank), as trustee, as

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amended and supplemented to the date hereof, or any other indenture that has terms substantially similar to such Indenture and that relates to the issuance of trust preferred securities, and (B) the priority payment of quarterly dividends on its preferred stock contained in its Amended and Restated Articles of Incorporation as in effect on the date hereof; and (ii) ComEd relating to (A) the priority of payments on its subordinated debt securities contained in the Indenture dated as of September 1, 1995 between ComEd and Wilmington Trust Company, as trustee, as amended and supplemented to the date hereof, or any other indenture that has terms substantially similar to such Indenture and that relates to the issuance of trust preferred securities, and (B) the priority payment of dividends on any shares of its preferred stock and preference stock as set forth in its Restated Articles of Incorporation, as in effect on the date hereof; and (iii) PSE&G relating to the priority payment of dividends on any outstanding shares of its prior preferred stock and preference stock as set forth in its Restated Articles of Incorporation, as such Restated Articles of Incorporation are in effect on the date hereof.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay (i) any principal of any Advance when the same becomes due and payable, or (ii) any interest on any Advance or any other amount payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) pursuant to the terms of this Agreement shall prove to have been incorrect or misleading in any material respect when made; or

(c) The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.02, Section 5.01(a)(vii) or Section 5.01(b)(i), or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent (which notice shall be given by the Administrative Agent at the written request of any Lender); or

(d) The Borrower or any Principal Subsidiary (other than a Special Purpose Subsidiary) shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount in excess of $50,000,000 in the aggregate (but excluding Debt hereunder, Nonrecourse Indebtedness and Transitional Funding Instruments) of the Borrower or such Principal Subsidiary (as the case may be) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable

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grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, other than any acceleration of any Debt secured by equipment leases or fuel leases of the Borrower or a Principal Subsidiary as a result of the occurrence of any event requiring a prepayment (whether or not characterized as such) thereunder, which prepayment will not result in a Material Adverse Change; or

(e) The Borrower or any Principal Subsidiary (other than a Special Purpose Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Principal Subsidiary (other than a Special Purpose Subsidiary) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property,) shall occur; or the Borrower or any Principal Subsidiary (other than a Special Purpose Subsidiary) shall take any action to authorize or to consent to any of the actions set forth above in this subsection (e); or

(f) One or more judgments or orders for the payment of money in an aggregate amount exceeding $50,000,000 (excluding any such judgments or orders which are fully covered by insurance, subject to any customary deductible, and under which the applicable insurance carrier has acknowledged such full coverage in writing) shall be rendered against the Borrower or any Principal Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Any Reportable Event that the Majority Lenders determine in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer a Plan shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Administrative Agent; (ii) any Plan shall be terminated; (iii) a Trustee shall be appointed by an appropriate United States District Court to administer any Plan; (iv) the PBGC shall institute proceedings to terminate any Plan or to appoint a

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trustee to administer any Plan; or (v) the Borrower or any other member of the Controlled Group withdraws from any Multiemployer Plan; provided that on the date of any event described in clauses (i) through (v) above, the Unfunded Liabilities of the applicable Plan exceed $50,000,000; or

(h) The Borrower (or a wholly owned Subsidiary of the Borrower) shall fail to own, free and clear of all Liens, (i) at least 95% of the issued and outstanding common shares or other common ownership interests of ComEd, (ii) 100% of the issued and outstanding common shares or other common interests of PECO or (iii) 100% of the membership interests of Genco;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, (i) declare the respective Commitments of the Lenders to be terminated, whereupon the same shall forthwith terminate, and/or (ii) declare the outstanding principal amount of the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the outstanding principal amount of the Loans, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an Event of Default under Section 6.01(e), (A) the obligation of each Lender to make any Loan shall automatically be terminated and (B) the outstanding principal amount of the Loans, all such interest and all such other amounts shall automatically and immediately become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agents’ Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken

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by it or them under or in connection with this Agreement, except for its or their respective own gross negligence or willful misconduct. Without limiting the generality of the foregoing: (i) the Administrative Agent may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) the Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) the Administrative Agent makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) the Administrative Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) the Administrative Agent shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) the Administrative Agent shall not incur any liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Agents and Affiliates. With respect to its Commitment, Advances and Notes, DBAG shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include DBAG in its individual capacity. DBAG and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any Subsidiary and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if it were not the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative

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Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower.

SECTION 7.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of “Eligible Assignee” and having a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no Event of Default or Unmatured Event of Default shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 7.06 without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. (a) Subject to Section 8.01(b) below, no amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and, in the case of an amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is the Borrower or an Affiliate of the Borrower), do any of the following: (a) waive any of the conditions specified in Section 3.01 or

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3.02, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (f) amend this Section 8.01(a); provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

(b) (i) If there shall be an amendment to, waiver of or consent to a departure from the terms of the Five-Year Credit Agreement (any such amendment, waiver or consent a “Five-Year Amendment”) at any time after the date of this Agreement and there are provisions in this Agreement which correspond to the provisions in the Five-Year Credit Agreement that were addressed in such Five-Year Amendment, then, subject to Section 8.01(b)(ii) below, this Agreement shall be deemed automatically amended to incorporate such corresponding provisions from the Five-Year Amendment in this Agreement, or a waiver of or consent to departure from such corresponding provisions shall be granted, as applicable, as of the date such Five-Year Amendment becomes effective; provided, however, that, notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than any Lender that is the Borrower or an Affiliate of the Borrower), do any of the following: (A) waive any of the conditions specified in Section 3.01 or 3.02, (B) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (C) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (D) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (E) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (F) amend Section 8.01(a) or this Section 8.01(b); provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note.

(ii) In connection with the foregoing paragraph (i), the Borrower agrees, concurrently with the preparation of the documentation for any Five-Year Amendment, to prepare and deliver to the Administrative Agent for execution, an appropriate amendment to, waiver of or consent to departure from the terms of this Agreement (any such amendment, waiver or consent, a “Corresponding Amendment”), in form and substance reasonably satisfactory to the Administrative Agent, in order that the provisions of the foregoing paragraph (i) may be implemented concurrently with the date on which such Five-Year Amendment becomes effective. It is agreed and understood that, in the process of incorporating the corresponding provisions of a Five-Year Amendment into this Agreement, the terms of the Corresponding Amendment may differ from the terms of the Five-Year Amendment to the extent reasonably necessary to account for differences between the structure and terms of this Agreement and the structure and terms of the

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Five-Year Agreement. The Borrower shall provide the Administrative Agent with a copy of the documentation for any such Five-Year Amendment promptly upon such Five-Year Amendment becoming effective, and (except to the extent that furnishing the same to the Administrative Agent would breach a legal requirement to keep the same confidential) copies of drafts of such documentation as they are prepared. In addition, the Borrower shall obtain any authorizations, approvals or consents of, or any filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, that are necessary to implement the amendments described in this paragraph and to make the undertakings of the Borrower and its Subsidiaries in respect thereof, valid and enforceable.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile, telegraphic, telex or cable communication) and mailed, sent by facsimile, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 10 South Dearborn Street, 37th floor, Chicago, Illinois 60603, Attention: Thomas R. Miller, Facsimile: (312) 394-5440; if to any Lender, at its Domestic Lending Office specified in its Administrative Questionnaire or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, at its address at 1301 Avenue of the Americas, New York, New York 10019, Attention: Thomas Brady, Facsimile: 212-895-1560 and Kathleen Bereswill, Fascimile: 212-895-6975 or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, sent by facsimile, telegraphed, telexed or cabled, be effective when deposited in the mails, sent by facsimile (receipt confirmed), delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VII shall not be effective until received by the Administrative Agent.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of this Agreement, the Notes and the other documents to be delivered by the Borrower hereunder, including the reasonable fees, internal charges and out-of-pocket expenses of counsel (including in-house counsel) for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to their respective rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses, if any (including counsel fees and expenses of outside counsel and of internal counsel), incurred by the Administrative Agent or any Lender in connection with the collection and enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered by the Borrower hereunder, including reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

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(b) If any payment of principal of, or any conversion of, any Eurodollar Rate Advance, is made other than on the last day of the Interest Period for such Advance, as a result of a payment or conversion pursuant to Section 2.09 or 2.12 or acceleration of the maturity of the Loans pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amount required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c) The Borrower hereby agrees to indemnify and hold each Lender, the Administrative Agent and each of their respective Affiliates, officers, directors and employees (each, an “Indemnified Person”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may pay or incur arising out of or relating to this Agreement, the Notes or the transactions contemplated hereby, or the use by the Borrower or any Subsidiary of the proceeds of any Advance, provided that the Borrower shall not be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from such Indemnified Person’s gross negligence or willful misconduct. The Borrower’s obligations under this Section 8.04(c) shall survive the repayment of all amounts owing by the Borrower to the Lenders and the Administrative Agent under this Agreement and the Notes and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.04(c) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 8.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when counterparts hereof shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed a counterpart hereof and thereafter shall be binding upon and inure to the benefit of the

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Borrower, the Administrative Agent and each Lender and their respective successors and assigns, provided that (except as permitted by Section 5.02(b)(iii)), the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders.

SECTION 8.07. Assignments and Participations. (a) Each Lender may, with the prior written consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed), and if demanded by the Borrower pursuant to subsection (g) hereof shall to the extent required by such subsection (g), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loan owing to it and any Note held by it); provided that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the aggregate amount of the Loan and remaining Commitment (if any) of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or, if less, the entire amount of such Lender’s Loan and remaining Commitment, and shall be an integral multiple of $1,000,000 or such Lender’s entire Loan and remaining Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $4,000 (which shall be payable by one or more of the parties to the Assignment and Acceptance, and not by the Borrower, and shall not be payable if the assignee is a Federal Reserve Bank), and (v) the consent of the Borrower shall not be required after the occurrence and during the continuance of any Event of Default. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (although an assigning Lender shall continue to be entitled to indemnification pursuant to Section 8.04(c)). Notwithstanding anything contained in this Section 8.07(a) to the contrary, (A) the consent of the Borrower and the Administrative Agent shall not be required with respect to any assignment by any Lender to an Affiliate of such Lender or to another Lender and (B) any Lender may at any time, without the consent of the Borrower or the Administrative Agent, and without any requirement to have an Assignment and Acceptance executed, assign all or any part of its rights under this Agreement and any Note to a Federal Reserve Bank, provided that no such assignment shall release the transferor Lender from any of its obligations hereunder.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the

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execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(f) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loan owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(e) Each Lender may sell participations to one or more banks or other entities (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment, its Loan and any Note held by it); provided that (i) such Lender’s obligations under this Agreement (including its Commitment (if any)) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or any Note held by such Lender, other than any such

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amendment, modification or waiver with respect to any Advance or Commitment in which such Participant has an interest that forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Advance or Commitment, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Advance or Commitment, releases any guarantor of any such Advance or releases any substantial portion of collateral, if any, securing any such Advance.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender (subject to customary exceptions regarding regulatory requirements, compliance with legal process and other requirements of law).

(g) If (i) any Lender shall make demand for payment under Section 2.11(a), 2.11(b) or 2.14 or (ii) shall deliver any notice to the Administrative Agent pursuant to Section 2.12 resulting in the suspension of certain obligations of the Lenders with respect to Eurodollar Rate Advances, then (in the case of clause (i)) within 60 days after such demand (if, but only if, such payment demanded under Section 2.11(a), 2.11(b) or 2.14 has been made by the Borrower), or (in the case of clause (ii)) within 60 days after such notice (if such suspension is still in effect), or as the case may be, the Borrower may demand that such Lender assign in accordance with this Section 8.07 to one or more Eligible Assignees designated by the Borrower and reasonably acceptable to the Administrative Agent all (but not less than all) of such Lender’s Commitment (if any) and the Loan owing to it within the next succeeding 30 days. If any such Eligible Assignee designated by the Borrower shall fail to consummate such assignment on terms acceptable to such Lender, or if the Borrower shall fail to designate any such Eligible Assignee for all of such Lender’s Commitment or Loan, then such Lender may (but shall not be required to) assign such Commitment and Loan to any other Eligible Assignee in accordance with this Section 8.07 during such period.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or

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other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.07, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent, neither of which consents shall be unreasonably withheld or delayed) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.07(h) may not be amended in any manner which adversely affects a Granting Lender or an SPC without the written consent of such Granting Lender or SPC.

SECTION 8.08. Governing Law. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

SECTION 8.09. Consent to Jurisdiction. (a) THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA AND ANY UNITED STATES DISTRICT COURT SITTING IN THE COMMONWEALTH OF PENNSYLVANIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(b) EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

SECTION 8.10. Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, oral or written, relating to the subject matter hereof.

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SECTION 8.11. USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXELON CORPORATION

By:	/s/ Thomas Miller
Name:	Thomas Miller
Title:	Vice President, Finance

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DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, individually and as Agent

By:	/s/ Jonathan Newman
Name:	Jonathan Newman
Title:	Vice President

By:	/s/ Thomas R. Brady
Name:	Thomas R. Brady
Title:	Director

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SCHEDULE 2.01

LENDERS AND COMMITMENTS

Lender	Commitment
Dresdner Bank AG, New York and Grand Cayman Branches	$300,000,000

Schedule 2.01

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